Exhibit 10.1

AMENDMENT TO THE 2022 EQUITY COMPENSATION PLAN

This Amendment (the “Plan Amendment”) to the 5E Advanced Materials, Inc. Equity Compensation Plan (the “Incentive Plan”), is made effective as of the 31st day of October, 2024 (the “Amendment Effective Date”), by 5E Advanced Materials, Inc., a Delaware corporation (the “Company”).

1.
Section 3(a). Section 3(a) of the Incentive Plan is hereby amended and restated in its entirety with the following:

“Subject to Section 14 of the Incentive Plan, the maximum number of shares of Common Stock available for issuance pursuant to Awards granted under the Incentive Plan is 7,500,000 (the “Plan Share Reserve”). The Company cannot increase such number without shareholder approval.”

2.
This First Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Incentive Plan.
3.
Except as expressly provided herein, all terms and conditions of the Incentive Plan shall remain in full force and effect.